Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-159709, No. 333-125122 and No. 333-116976 on Form S-8 and in Registration Statement No. 333-124194 on Form S-3 of our report dated March 15, 2010 (December 14, 2010, as to the condensed consolidating financial information described in Note 19) relating to the consolidated financial statements of MoneyGram International, Inc., and our report dated March 15, 2010, relating to the effectiveness of MoneyGram International, Inc.’s internal control over financial reporting, appearing in this Current Report on Form 8-K of MoneyGram International, Inc.
/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
December 14, 2010